EXHIBIT 10.1

FORM OF
UGI CORPORATION
2021 INCENTIVE AWARD PLAN
PERFORMANCE UNIT AWARD AGREEMENT

This PERFORMANCE UNIT AWARD AGREEMENT (the “Award Agreement”), dated ____________ (the “Date of Grant”), is delivered by UGI Corporation (“UGI”) to you (the “Participant”).
RECITALS
The UGI Corporation 2021 Incentive Award Plan (the “Plan”) provides for the grant of performance units (“Performance Units”) with respect to shares of Common Stock of UGI (“Shares”). UGI has decided to grant Performance Units to the Participant subject to the terms of the Plan. Each capitalized term not defined herein shall have the meaning assigned to such term in the Plan. The Participant’s portal in the Morgan Stanley website for Plan participants sets forth the number of Restricted Stock Units granted to the Participant in this grant (the “Grant Summary”).
NOW, THEREFORE, the parties to this Award Agreement, intending to be legally bound hereby, agree as follows:
1.    Grant of Performance Units. Subject to the terms and conditions set forth in this Award Agreement and in the Plan, UGI hereby grants to the Participant the number of Performance Units specified above (the “Award”). The Performance Units are contingently awarded and will be earned and payable if and to the extent that the Annualized TSR and other conditions of this Award Agreement are met. The Performance Units are granted with Dividend Equivalents.
2.    Definitions. For purposes of this Award Agreement, the following terms will have the meanings set forth below:
(a)“Annualized TSR” means annualized total shareholder return of UGI common stock, calculated as the ((A) Closing Stock Price for the relevant measurement period plus (B) Cumulative Dividends Paid to Date/Beginning Stock Price)^(1/Full + Partial Years) - 1.
(b) “Beginning Stock Price” means $23.46 per share, UGI’s closing stock price on the New York Stock Exchange on the first day of the measurement period.
(c)“Closing Stock Price” means the average closing stock price of a Share on the New York Stock Exchange over the twenty (20) consecutive trading day period immediately preceding the conclusion of the First Measurement Period, Second Measurement Period and Third Measurement Period, as applicable.
(d)“Committee” means UGI’s Compensation and Management Development Committee of the Board of Directors or a successor committee thereto.

(e)“Company” means UGI and its Subsidiaries (as defined in the Plan).
(f)“Cumulative Dividends Paid to Date” means the cash value of all dividends paid with respect to an ex-dividend date that occurs during the relevant measurement period (whether or not the dividend payment occurs during the relevant measurement period) with no interest credited on such dividends.
(g)“Disability” means a long-term disability as defined in the Company’s long-term disability plan applicable to the Participant.
(h)"Dividend Equivalent” means an amount determined by multiplying the number of Shares underlying the Performance Units by the per-share cash dividend, or the per-share fair market value of any dividend in consideration other than cash, paid by UGI on its Common Stock.
(i)“Good Reason Termination” means a termination of employment or service initiated by the Participant upon or within two years after a Change in Control upon one or more of the following events:
(i)a material diminution in the authority, duties or responsibilities held by the Participant immediately prior to the Change in Control;
(ii)a material diminution in the Participant’s base salary as in effect immediately prior to the Change in Control; or
(iii)a material change in the geographic location at which the Participant must perform services (which, for purposes of this Agreement, means the Participant is required to report, other than on a temporary basis (less than 12 months), to a location which is more than 50 miles from the Participant’s principal place of business immediately before the Change in Control, without the Participant’s express written consent).
Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Termination only if the Participant provides written notice to the Company, pursuant to Section 16, specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Termination and the Participant provides such notice within 90 days after the event that gives rise to the Good Reason Termination. Within 30 days after notice has been provided, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Termination. If the Company does not cure such events or conditions within the 30-day period, the Participant may terminate employment or service with the Company based on Good Reason Termination within 30 days after the expiration of the cure period.
Notwithstanding the foregoing, if the Participant has in effect a Change in Control Agreement with the Company or an Affiliate, the term “Good Reason Termination” shall have the meaning given that term in the Change in Control Agreement.
(j)“Performance Unit” means a hypothetical unit that represents the value of one share of UGI Common Stock.

(k)“Retirement” means the Participant’s retirement under the Retirement Income Plan for Employees of UGI Utilities, Inc., if the Participant is covered by that Retirement Income Plan. “Retirement” for other Company employees means termination of employment or service after attaining (i) age 55 with ten or more years of service with the Company or (ii) age 65 with five or more years of service with the Company.
(l)“Termination without Cause” means termination of employment or service by the Company for the convenience of the Company for any reason other than (i) theft or misappropriation of funds or conduct that has an adverse effect on the reputation of the Company, (ii) conviction of a felony or a crime involving moral turpitude, (iii) material breach of the Company’s written code of conduct, or other material written employment policies, applicable to the Participant, (iv) breach of any written confidentiality, non-competition or non-solicitation covenant between the Participant and the Company, (v) gross misconduct in the performance of duties, or (vi) intentional refusal or failure to perform the material duties of the Participant’s position.
3.    Performance Goals.
(a)The Participant shall earn the right to payment of the Performance Units in accordance with the cumulative performance vesting schedule set forth in the below schedule if (i) the Annualized TSR goals (the “Annualized TSR Goals”) in the below schedule are met for one or more of the measurement periods (defined below), and (ii) if the Participant continues to be employed by or provide service to the Company as a Director through _____ __, _____ (the “Vesting Date”). The first measurement period is the period beginning _____ __, _____ and ending _____ __, _____ (the “First Measurement Period”). The second measurement period is the period beginning _____ __, _____ and ending _____ __, _____ (the “Second Measurement Period”). The third measurement period is the period beginning _____ __, _____ and ending _____ __, _____ (the “Third Measurement Period”). For the avoidance of doubt, the Beginning Stock Price shall be used as the starting price in calculating the performance of each measurement period. Participant shall only be eligible to receive the highest of either the First Measurement Period, Second Measurement Period, or Third Measurement Period result as set forth in the table below:

Performance Level	Annualized TSR Goals	Cumulative Performance Vesting (as a % of target) if Annualized TSR Goals attained on the 1st/2nd/3rd grant date anniversaries[1]
		End of Year 1	End of Year 2	End of Year 3
Below Threshold	<8.0%	0%	0%	0%
Threshold	8.0%	17%	33%	50%
Target	10.0%	33%	66%	100%
Maximum	16.0%	40%	80%	200%

1 The cumulative performance vesting percentage between Annualized TSR Goals of (i) 8% and 10% and (ii) 10% and 16% will be determined by interpolation.
(b)The target amount of Performance Units (“Target Award”) will be earned if the Annualized TSR equals 10% at the end of the Third Measurement Period. The Participant can earn up to 200% of the Target Award if the Annualized TSR is equal to or greater than 16% at the end of the Third Measurement Period, according to the schedule in this Section 3 above.
(c)Following the end of each measurement period, the Committee will determine Annualized TSR performance.
(d)Except as described in Sections 4 and 7 below, the Participant must be employed by or providing service to the Company as a Director on the Vesting Date in order for the Participant to receive payment with respect to the Performance Units and Dividend Equivalents.
4.    Termination of Employment or Service.
(a) Except as described below, if the Participant ceases to be employed by or provide services to the Company as a Director through the Vesting Date, then the Performance Units and all Dividend Equivalents credited under this Award Agreement will be forfeited.
(b) If the Participant’s employment or service as a Director terminates on account of Retirement, Disability or death, the Participant will earn a pro-rata portion of the Participant’s outstanding Performance Units and Dividend Equivalents if the Annualized TSR Goals and the requirements of this Award Agreement are met. The prorated portion will be determined as the amount that would otherwise be paid after the end of the Third Measurement Period, based on achievement of the Annualized TSR Goals, multiplied by a fraction, the numerator of which is the number of completed months the Participant has been employed or provided service to the Company during the Third Measurement Period and the denominator of which is 36.
(c) In the event of termination of employment or service on account of Retirement, Disability or death, the prorated amount shall be paid after the end of the Third Measurement Period, pursuant to Section 5 below, except as provided in Section 7.
5.    Payment with Respect to Performance Units. If the Committee determines that the conditions to payment of the Performance Units have been met, the Company shall pay to the Participant after the Vesting Date, Shares equal to the number of Performance Units earned during each measurement period according to attainment of the Annualized TSR Goals, provided that the Company may withhold Shares to cover required tax withholding in an amount equal to the minimum statutory tax withholding requirement in respect of the Performance Units earned.
6.    Dividend Equivalents with Respect to Performance Units.
(a)Dividend Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same Annualized TSR Goals and terms as the Performance Units to which they relate. Dividend Equivalents shall be credited with respect to the Performance Units set forth in the Recital to this Award Agreement from the Date of Grant until the payment date. If and to the extent that the underlying Performance Units are forfeited, all related Dividend Equivalents shall also be forfeited.

(b)While the Performance Units are outstanding, the Company will keep records of Dividend Equivalents in a bookkeeping account for the Participant. On each payment date for a dividend paid by UGI on its Common Stock, the Company shall credit to the Participant’s account an amount equal to the Dividend Equivalents associated with the number of Performance Units set forth in the Recital to this Award Agreement on the record date for the dividend. No interest will be credited to any such account.
(c)The target amount of Dividend Equivalents (100% of the Dividend Equivalents credited to the Participant’s account) will be earned if the Target Award of Performance Units is earned at the end of the Third Measurement Period. The Participant can earn up to 200% of the target amount of Dividend Equivalents if the Annualized TSR is equal to or greater than 16% at the end of the Third Measurement Period, according to the schedule in Section 3. Except as described in Section 4 or Section 7, if the Participant’s employment or service with the Company as a Director terminates before the Vesting Date, all Dividend Equivalents will be forfeited.
(d)Dividend Equivalents will be paid in cash at the same time as the underlying Performance Units are paid, after the Committee determines that the conditions to payment have been met. Notwithstanding anything in this Award Agreement to the contrary, the Participant may not accrue Dividend Equivalents in excess of $1,000,000 during any calendar year under all grants under the Plan.
7.    Change in Control.
(a)If a Change in Control occurs, the Performance Units and Dividend Equivalents shall not automatically become payable upon the Change in Control, but, instead, shall become payable as described in this Section 7. The Committee may take such other actions with respect to the Performance Units and Dividend Equivalents as it deems appropriate pursuant to the Plan. The term “Change in Control” shall mean a Change in Control of UGI as defined in the Plan.
(b)If a Change in Control occurs, the Committee shall calculate a Change in Control Amount as follows:
(i)The measurement period shall end as of the closing date of the Change in Control (the “Change in Control Date”) and the Annualized TSR ending date calculation for the measurement period shall be based on the 20-calendar day period ending on the Change in Control Date.
(ii)The Committee shall calculate a “Change in Control Amount” equal to the greater of (i) the Target Award amount or (ii) the amount of Performance Units that would be payable based on the Company’s achievement of the Annualized TSR Goals as of the Change in Control Date and reflecting the payout schedule in the “End of Year 3 column” above, as determined by the Committee. The Change in Control Amount shall include related Dividend Equivalents and, if applicable, interest as described below.
(iii)The Committee shall determine whether the Change in Control Amount attributable to Performance Units shall be (A) converted to units with respect to shares or other equity interests of the acquiring company or its parent (“Successor Units”), in which case Dividend Equivalents shall continue to be credited on the Successor Units, or (B) valued based on the Fair Market Value of the Performance Units as of the Change in Control Date and credited to a bookkeeping account for the Participant, in which case interest shall be credited on the amount so determined at a market rate for the period between the Change in Control Date and the applicable payment date.  Notwithstanding the provisions of Section 5, all payments on and after a Change in Control shall be made in cash.  If alternative (A) above is used, the cash payment shall equal the Fair Market Value on the date of payment of the number of shares or other equity interests underlying the Successor Units, plus accrued Dividend Equivalents.  All payments shall be subject to applicable tax withholding.
(c)If a Change in Control occurs and the Participant continues in employment or service through the last day of the Third Measurement Period, the Change in Control Amount shall be paid in cash within 2 ½ months following the last day of the Third Measurement Period.
(d)If a Change in Control occurs, and the Participant has a Termination without Cause or a Good Reason Termination upon or within two years after the Change in Control Date and before the end of the Third Measurement Period, the Change in Control Amount shall be paid in cash within 30 days after the Participant’s separation from service, subject to Section 14 below.
(e)If a Change in Control occurs, and the Participant terminates employment or service on account of Retirement, Disability or death upon or after the Change in Control Date and before the end of the Third Measurement Period, the Change in Control Amount shall be paid in cash within 30 days after the Participant’s separation from service, subject to Section 14 below; provided that, if required by section 409A, if the Participant’s Retirement, Disability or death occurs more than two years after the Change in Control Date, payment will be made within 2 ½ months following the last day of the Third Measurement Period, and not upon the earlier separation from service.
(f)If a Participant’s employment or service terminates on account of Retirement, death or Disability before a Change in Control, and a Change in Control subsequently occurs before the end of the Third Measurement Period, the prorated amount in Section 4(b) shall be calculated by multiplying the fraction described in Section 4(b) by the Change in Control Amount. The prorated Change in Control Amount shall be paid in cash within 30 days after the Change in Control Date, subject to Section 14 below.
8.    Restrictive Covenants.
(a) The Participant acknowledges and agrees that, in consideration for the grant of Performance Units, the Participant agrees to comply with all written restrictive covenants and agreements with the Company, including non-competition, non-solicitation and confidentiality covenants (collectively, the “Restrictive Covenants”).
(b) The Participant acknowledges and agrees that in the event the Participant breaches any of the Restrictive Covenants:
(i) The Committee may in its discretion determine that the Participant shall forfeit the outstanding Performance Units (without regard to whether the Performance Units have vested), and the outstanding Performance Units shall immediately terminate; and
(ii) If the Participant breaches any of the Restrictive Covenants within 12 months following receipt of any Shares upon settlement of the Performance Units, the Committee may in its discretion require the Participant to return to the Company any such Shares; provided, that if the Participant has disposed of any such Shares received upon settlement of the Performance Units, then the Committee may require the Participant to pay to the Company, in cash, the fair market value of such Shares as of the date of disposition.

9.    Withholding. All payments under this Award Agreement are subject to applicable tax withholding. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal (including FICA), state, local or other taxes that the Company is required to withhold with respect to the payments under this Award Agreement. The Company may withhold from cash distributions to cover required tax withholding, or may withhold Shares to cover required tax withholding in an amount equal to the minimum applicable tax withholding amount.
10.    Grant Subject to Plan Provisions and Company Policies.
(a) This grant is made pursuant to the Plan, which is incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of Performance Units and Dividend Equivalents are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Shares, (ii) adjustments pursuant to Article IX of the Plan, and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
(b) This Performance Unit grant and Shares issued pursuant to this Performance Unit grant shall be subject to the UGI Corporation Stock Ownership Policy as adopted by the Board of Directors of UGI and any applicable clawback and other policies implemented by the Board of Directors of UGI, as in effect from time to time.
11.    No Employment or Other Rights. The grant of Performance Units shall not confer upon the Participant any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time. The right of the Company to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
12.    No Shareholder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares related to the Performance Units, unless and until certificates for Shares have been distributed to the Participant or successor.
13.    Assignment and Transfers. The rights and interests of the Participant under this Award Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. If the Participant dies, any payments to be made under this Award Agreement after the Participant’s death shall be paid to the Participant’s estate. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.
14.    Compliance with Code Section 409A. Notwithstanding the other provisions hereof, this Award Agreement is intended to comply with the requirements of section 409A of the Internal

Revenue Code of 1986, as amended, or an exception, and shall be administered accordingly. Any reference to a Participant’s termination of employment shall mean a Participant’s “separation from service,” as such term is defined under section 409A. For purposes of section 409A, each payment of compensation under this Award Agreement shall be treated as a separate payment. Notwithstanding anything in this Award Agreement to the contrary, if the Participant is a “key employee” under section 409A and if payment of any amount under this Award Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A and shall be paid within 10 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate within 60 days after the date of the Participant’s death.
15.    Applicable Law. The validity, construction, interpretation and effect of this Award Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.
16.    Notice. Any notice to UGI provided for in this Award Agreement shall be addressed to UGI in care of the Corporate Secretary at UGI’s headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
17.    Acceptance. By accepting this grant through the Morgan Stanley on-line system, the Participant (i) acknowledges receipt of the Plan incorporated herein, (ii) acknowledges that Participant has read the Grant Summary and Award Agreement and understands the terms and conditions of them, (iii) accepts the Performance Units described in the Award Agreement, (iv) agrees to be bound by the terms of the Plan, including the Award Agreement, and (v) agrees that all the decisions and determinations of the Board or the Committee shall be final and binding on the Participant and any other person having or claiming a right under this Grant.

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